Exhibit 4.41

Convenience translation to English. Original in Spanish

ADDENDUM No. 4 TO THE FRAMEWORK AGREEMENT FOR THE SALE OF ELECTRICITY
ENTERED INTO BETWEEN GENERADORA Y COMERCIALIZADORA DEL ENERGÍA DEL
CARIBE S.A. E.S.P. – GECELCA AND ECOPETROL S.A.

The parties hereto are as follows:

ECOPETROL S.A. (hereinafter “Ecopetrol”), a decentralized national entity, authorized by Law 1118 of 2006 as a mixed-economy company, affiliated with the Ministry of Mines and Energy, with its principal place of business in Bogotá, D.C., governed in accordance with its Bylaws, contained in their entirety in Public Deed No. 5314 of December 14, 2007, executed at the Second Notary Public Office of the Notarial District of Bogotá, D.C., and registered with the Bogotá D.C. Chamber of Commerce, identified by Tax ID No. 899.999.068-1, represented herein by DAVID ALFREDO RIAÑO ALARCÓN, identified by citizenship ID number CC 11.188.688, who, in his capacity as Energies for the Transition Vicepresident, is authorized to sign this addendum in accordance with the Special Power of Attorney granted by the President and Legal Representative, and on the other hand;

GECELCA S.A. E.S.P. (hereinafter “the Supplier”), a company legally incorporated by Public Deed No. 743 dated April 6, 2006, executed before Notary Public No. 9 of Barranquilla and registered with the Barranquilla Chamber of Commerce under number 123,962 in Book IX, identified by Tax ID No. 900.082.143-0, with its principal place of business in Barranquilla, represented by ANDRÉS RAFAEL YABRUDY LOZANO, acting in his capacity as President and Legal Representative as evidenced by the Certificate of Existence and Legal Representation, of legal age, a resident of the city of Barranquilla, identified as indicated at the foot of his signature.

Ecopetrol and the Marketer (the “Parties” and individually the “Party”) have agreed to execute the following Addendum No. 4 to the Framework Agreement for the Marketing of Energy (the “Agreement”) on November 8th, 2024 (the “Signing Date”), subject to the following,

CONSIDERATIONS

1.

That on August 12, 2022, the Agreement was executed between the Parties, the purpose of which is to regulate the terms of the Marketing Service for meeting the unregulated demand of the Ecopetrol Group between the Marketer and Ecopetrol.

2.

That on August 29, 2022, the Parties executed Addendum No. 1 with the purpose of amending Section 4.01 “Marketing Charge” of Clause 4. Contract Value, subparagraph (b) and the Third Paragraph of Clause 5 Method of Payment, the Paragraph of Clause 11 Metering Equipment, subparagraph B of Clause 13 Guarantees, Clause 27 Annexes, and Annex 2 Tariff Formula Generation Component (G).

3.

That the Parties signed Addendum No. 2 on December 16, 2022, with the objective of defining the terms and conditions for the provision of the market service for the representation of self-generation and cogeneration surpluses in the energy market.

4.

That the Parties signed Addendum No. 3 on June 2, 2023, the purpose of which was to amend subparagraph (a) of Clause 5, Form of Payment, and subparagraph i. of subparagraph e) of Annex 3 “PROCEDURE FOR THE MANAGEMENT OF ENERGY PURCHASES AND HEDGING OF THE PORTFOLIO AND SUB-PORTFOLIOS.”

5.

That the subsidiaries of the Ecopetrol Group, due to their operational characteristics, their differing interests, and risk profiles regarding market exposure, have been requesting that Ecopetrol adjust the settlement terms of the “G” Generation component of the Energy Portfolio to suit their specific circumstances.

6.

That, taking the foregoing into account, Ecopetrol is interested in creating energy sub-portfolios for each of its subsidiaries and/or segments, which consist of allocating a proportion of the energy purchased under contracts at a specific price to each Ecopetrol subsidiary and/or segment. This energy will be allocated in accordance with the methodology developed by Ecopetrol, which must be provided to the Marketer no later than November 30, 2024.

ECP-PUBLIC INFORMATION

Convenience translation to English. Original in Spanish

ADDENDUM No. 4 TO THE FRAMEWORK AGREEMENT FOR THE SALE OF ELECTRICITY
ENTERED INTO BETWEEN GENERADORA Y COMERCIALIZADORA DEL ENERGÍA DEL
CARIBE S.A. E.S.P. – GECELCA AND ECOPETROL S.A.

7.

That, as a result of Ecopetrol’s internal audits and joint reviews of the Contract, the Parties are interested in including and/or modifying various provisions of the Contract, such as guarantees and commercial matters, among others.

Taking into account the foregoing considerations, the Parties have decided to enter into this Addendum No. 4 to the Contract, which is governed by the following:

CLAUSES:

Clause 1. Add the following to Section 1.01 Definitions of Clause 1 “Definitions and Interpretation”:

“Portfolio Management” refers to the activity carried out by the Marketer that involves the termination or total or partial assignment of Supply Contracts, or the execution of new Supply Contracts, Sales Contracts, or any mechanism for participation in the MEM authorized by law and the Framework Agreement, so that it is reflected in the energy supply costs at Ecopetrol’s various boundaries.”

“Sales Contracts” means the contracts entered into between the Marketer and other MEM agents for the sale of Energy Surpluses. In the monthly settlement of the Portfolio, the proceeds from the sale of Energy Surpluses, calculated as the difference between the purchase price and the sale price of the contracted energy, shall be transferred to Ecopetrol.

“Surplus Energy” means the quantities of surplus energy represented by the Marketer, in accordance with the provisions of this contract, and the quantities of surplus energy that arise when Ecopetrol’s demand is less than the total amount of energy purchased under Supply Contracts.”

Clause 2. Add Paragraph Three to Clause 2 “Purpose of the Contract,” which shall read as follows:

“Paragraph Three: In the event that Ecopetrol excludes Fronteras in accordance with the provisions of Paragraph One above, the Supplier agrees to assign, in whole or in part, within the timeframes defined by law for the registration of contracts, the Supply Contracts, as well as any new Supply Contracts intended to meet the Ecopetrol Group’s energy demand, to Ecopetrol directly or to the marketing agent or agents designated by Ecopetrol, provided that the seller or the counterparty agrees to the full or partial assignment of the Supply Contract.

Likewise, Ecopetrol may request that the Marketer terminate the aforementioned contracts in whole or in part within the timeframes defined by law for contract registration, provided that the seller or the counterparty accepts the early termination of the contract.”

If, as a result of the assignment and/or the procedures related to the assignment, or the total or partial early termination of the aforementioned contracts, any loss is incurred by the Marketer that is not attributable to it, Ecopetrol shall hold the Marketer harmless and assume payment of such losses.”

Clause 3. Amend the paragraph of Clause 3 “Term of Execution” as follows:

“Paragraph: Upon expiration of the term of performance, the Contract shall terminate on the scheduled Termination Date, unless the Parties mutually agree in writing to extend it. Upon the Termination Date, the Marketer undertakes to transfer, within the timeframes defined by law for the registration of contracts, all existing assigned Supply Contracts, as well as new Supply Contracts intended to meet the Ecopetrol Group’s energy demand to the marketing agent or agents designated by Ecopetrol, including sales under contracts supporting such agreements.”

ECP-PUBLIC INFORMATION

Convenience translation to English. Original in Spanish

ADDENDUM No. 4 TO THE FRAMEWORK AGREEMENT FOR THE SALE OF ELECTRICITY
ENTERED INTO BETWEEN GENERADORA Y COMERCIALIZADORA DEL ENERGÍA DEL
CARIBE S.A. E.S.P. – GECELCA AND ECOPETROL S.A.

Clause 4. Amend Clause 5 “Method of Payment” as follows:

(a)

“The Parties shall establish a quarterly schedule setting forth the dates for settlement, billing, and payment; this schedule shall be approved by the Parties via written notice sent at least one (1) month prior to the start of the corresponding quarter. In establishing the schedule, it is important to note that Ecopetrol makes payments on Mondays, Wednesdays, and Fridays. If Monday is a holiday, payment will be made on Tuesday. It is emphasized that the Marketer must ensure and comply with the fundamental requirement that it receives the funds prior to the payment date for obligations invoiced by XM. If Ecopetrol fails to comply with this schedule and the payment date to XM is exceeded, the Marketer will invoice Ecopetrol for the applicable late payment interest as set forth in the Contract.

(b)

Ecopetrol will make payments to the Marketer according to the schedule described in subsection (a) above, upon presentation of the invoice (physical or electronic) to Ecopetrol in accordance with the Law. At the time of invoicing, the Marketer authorized by the DIAN to issue physical (paper) invoices must submit its invoice exclusively at the Accounts Payable Coordination offices designated for that purpose. If, on the other hand, an electronic invoice is submitted, it shall be subject to the provisions of Decrees 2242 of 2015, 358 of 2020, and Resolution 000042 of May 5, 2020, which regulate the invoicing obligation.

(c)

The invoice shall be issued using the best available information. The Parties must sign an operational agreement prior to the submission of the first invoice, in which the criteria for estimating each of the variables required for the settlement and billing of the energy service are agreed upon. In the event of adjustments or modifications to the criteria, the operating agreement must be amended by signing a new agreement between the Parties. Any resulting discrepancies between the estimated information used for the invoice and the TXF version published by ASIC must be included in subsequent invoices.

(d)

Prior to submitting the invoice, the Marketer must send the files in Excel format or in the format agreed upon by the Parties for the review and verification of consumption and disaggregated costs at each of the borders. This allows Ecopetrol to validate the settlements made by the Marketer and approve the submission of the energy invoices. Without this information, the invoices cannot be filed.

(e)

If Ecopetrol fails to pay any of the invoices generated under the Contract within the established term once the invoice has been officially submitted, it shall acknowledge and pay the Marketer late payment interest equivalent to the maximum statutory late payment rate determined by the competent authority. This late payment interest shall be charged on the outstanding balances in proportion to the number of days in default.

(f)

Ecopetrol may withhold payment of all or part of any invoice from the Supplier when there are doubts or disputes regarding the accuracy of the agreed-upon amounts, but in no case may the withheld amounts exceed the amounts in dispute. Amounts that are not disputed must be paid within the timeframe set forth in this clause. No late payment interest shall accrue until disputes regarding the accuracy of the agreed-upon amounts are resolved.

(g)

If the Marketer accepts Ecopetrol’s reasons regarding the disputed amount, the Marketer shall make the corresponding adjustment or re-invoice, and, if a balance in favor of Ecopetrol results, shall pay interest thereon at a rate equivalent to the one-month nominal IBR (Nominal Bank Reference Rate) until the date of payment.

ECP-PUBLIC INFORMATION

Convenience translation to English. Original in Spanish

ADDENDUM No. 4 TO THE FRAMEWORK AGREEMENT FOR THE SALE OF ELECTRICITY
ENTERED INTO BETWEEN GENERADORA Y COMERCIALIZADORA DEL ENERGÍA DEL
CARIBE S.A. E.S.P. – GECELCA AND ECOPETROL S.A.

(h)

If Ecopetrol accepts the Marketer’s reasons regarding the disputed amount, Ecopetrol shall pay it within the following eight (8) business days, together with the adjustment amount from the invoice due date at a rate equivalent to the nominal IBR for one month (Nominal Bank Reference Indicator for one month) until the date of payment.

(i)

Notwithstanding the provisions of this clause, within one hundred fifty (150) calendar days following the invoice issuance date, either Party may notify the other of errors or discrepancies not noticed when preparing or reviewing the invoice. If, within sixty (60) calendar days following the request for invoice review, the other Party accepts the claim, the difference shall be reflected in the next invoice, and the Party responsible for covering such difference shall pay it. This adjustment shall apply proportionally from the due date of the original invoice being modified until the due date stipulated in the credit memo or adjustment invoice. If, within sixty (60) calendar days following the request for review, the other Party does not accept the claim, the dispute resolution mechanisms established in Section 24.02 shall be invoked.

Paragraph One: Format for Submitting Invoices. Each invoice submitted by the Supplier must contain, at a minimum, the following information, which must be provided in electronic format and, where applicable, in hard copy:

i.	A total breakdown of active and reactive energy consumed and the individual cost for each Border.
ii.	Itemized costs associated with the generation and marketing of energy.
iii.

Itemized necessary costs for transmitting energy from the National Interconnected System to the metering points at the commercial border, and all other regulated charges established by the CREG, including the solidarity contribution charge, provided that the unregulated user is not exempt from paying it.

iv.	Costs related to the payment of taxes and contributions as determined by current regulations.
v.	Costs for the repair, installation, rental, or replacement of Metering Equipment and its associated components.
vi.	Costs of calls for bids issued by third parties in accordance with the provisions of Section 4 of Annex 3 of the Framework Agreement.
vii.	Financial costs of guarantees required in third-party energy sales processes, previously authorized by Ecopetrol as set forth in Section 6 of Annex 3 of the Framework Agreement.
viii.	Costs arising from technical diagnostics approved by Ecopetrol, in accordance with the provisions of the first paragraph of Annex 3 of the Framework Agreement.
ix.

The bank account designated to receive payment (when the Marketer has registered more than one account). If this information is omitted, Ecopetrol will deposit the payment into the first Marketer account registered in the system.

x.	If there are assignments or endorsements on invoices authorized by Ecopetrol, the credit transfer note, signed by the endorser, must be included.
xi.

The physical filing of the invoice, if applicable, must be accompanied by its submission via magnetic media or electronically, including the following supporting information: the matrix of active energy, reactive energy, settlement of regulated and unregulated charges disaggregated in pesos, and re-settlement disaggregated in pesos; invoices in PDF format by Fronteras; and a report on events related to current power quality indicators.

Paragraph Two: In the event that the adjustments made by the ASIC, the Settlement and Account Administrator (LAC), or whoever performs such functions, and the Network Operators modify the quantities of

ECP-PUBLIC INFORMATION

Convenience translation to English. Original in Spanish

ADDENDUM No. 4 TO THE FRAMEWORK AGREEMENT FOR THE SALE OF ELECTRICITY
ENTERED INTO BETWEEN GENERADORA Y COMERCIALIZADORA DEL ENERGÍA DEL
CARIBE S.A. E.S.P. – GECELCA AND ECOPETROL S.A.

energy supplied or its price, the Supplier shall prepare and submit adjustment notes in the month following the publication of the adjustment.

In the event that these adjustments are favorable to Ecopetrol and are not applied within the month following their publication, the Supplier shall pay Ecopetrol interest on this amount at a rate equivalent to the one-month nominal IBR (Nominal Bank Reference Rate) until the payment date.

Paragraph Three: In order to secure the payments arising from this Agreement, as well as the payment of the Marketer’s obligations arising from meeting the Ecopetrol Group’s energy demand, a separate trust fund shall be established to serve as the administrator and source of payments for such obligations (the “Separate Trust Fund”).

The Separate Trust Fund shall be established in accordance with the following rules:

i.	The Marketer shall negotiate the terms of the Separate Trust Fund, subject to Ecopetrol’s final approval.
ii.	The Separate Trust Fund must be established by the Marketer within fifteen (15) Business Days following the Contract Signing Date.
iii.	The Marketer and Ecopetrol may act as trustors.
iv.	The Parties shall define the obligations to be paid from the Separate Trust Fund.
v.	The Marketer must assign the economic rights under the Contract to the Separate Trust Fund.
vi.	Ecopetrol must pay the invoices issued by the Marketer under this Contract into the Autonomous Trust’s account.
vii.	The costs of establishment and administration shall be borne by the Marketer.
viii.	In the event that the Autonomous Trust generates returns after covering its costs, such returns shall be the property of the Marketer.
ix.

The Marketer shall select the trust company to administer the Autonomous Trust from the list provided by Ecopetrol. Payment instructions shall be issued by the Marketer in accordance with the guidelines for the establishment of the Autonomous Trust and Annex A, which shall form part of the trust agreement.

x.	The GMF tax incurred by payments made by the Autonomous Trust shall be borne by the Marketer.
xi.	The Autonomous Trust must make the payments for which it was established within the deadlines set for each obligation.
xii.

In the event that Ecopetrol terminates the Contract early, the Marketer agrees to take the necessary steps to transfer its contractual position to the new marketer or marketers designated by Ecopetrol. If this is not possible, the Marketer shall take the necessary steps prior to the designation of a new marketer or marketers indicated by Ecopetrol, for the establishment of a new Autonomous Fund by the new marketer.”

Clause 5. Add the following paragraph to Clause 6 “Obligations of the Parties,” in the following terms:

“Paragraph: The Parties agree to comply with the provisions of Annex 5 of the Contract, titled ‘Contract Service Agreement’.”

Clause 6. Amend Clause 6 “Obligations of the Parties,” Section 6.01, subparagraphs (d), (k), (y), and (aa) “Obligations of the Marketer,” and add subparagraph (cc) as follows:

“(d) Report the results of Portfolio Management, in accordance with the provisions of Annex 2 of the Framework Agreement.”

ECP-PUBLIC INFORMATION

Convenience translation to English. Original in Spanish

ADDENDUM No. 4 TO THE FRAMEWORK AGREEMENT FOR THE SALE OF ELECTRICITY
ENTERED INTO BETWEEN GENERADORA Y COMERCIALIZADORA DEL ENERGÍA DEL
CARIBE S.A. E.S.P. – GECELCA AND ECOPETROL S.A.

“(k) Notify Ecopetrol of any abnormality observed in the metering equipment that results in non-compliance with the Metering Code established in CREG Resolution 038 of 2014, as well as with the technical standards issued by the National Operations Council (CNO) or with the standards that modify or supplement them, so that Ecopetrol may take corrective and compliance actions in a timely manner.

An Operational Agreement signed by the Parties shall define the procedure for reporting events in the measurement system at the commercial boundaries of the Ecopetrol Group, as well as the Communications Protocol for the Contract agreed upon by the Parties.”

“(y) Sign the Supply Contracts resulting from the energy procurement processes defined in Annex 3 of the Framework Agreement and the Surplus Energy Sales Contracts, as approved by Ecopetrol.”

“(aa) Timely provide information, under the terms determined by Ecopetrol, regarding i) commercial transactions and consumption at the Business Group’s Boundaries, as published by XM and the Marketer’s CGM, (ii) offers or expressions of interest submitted by MEM agents, which have been reported to the Marketer and are intended for the supply of energy to meet the Ecopetrol Group’s non-regulated demand, and (iii) opportunities identified by Ecopetrol in its market engagement that have been communicated to the Marketer for its management.”

“(cc) Comply with its obligations by adhering to the quality standards for the provision of services set forth in Annex 5 of the Framework Agreement.”

Clause 7. Amend Clause 6 “Obligations of the Parties,” Section 6.02 “Obligations of Ecopetrol,” as follows:

(a)	Comply with the activities described in this Contract in Annex 3.
(b)

Notify the Marketer of Ecopetrol’s decision to exclude borders or to relocate them at any time. In the event that an adjustment is requested to add a new border, this shall be done in accordance with the deadlines established in current regulations for the procedures required before the CND, the transporters, and the network operators, as well as the steps for acquiring the assets and/or metering equipment; Ecopetrol must provide two (2) months’ advance notice, unless the Parties agree on a different timeframe.

(c)

Notify the Marketer of the Generation Component (G) Tariff Formula, as set forth in Annex 2 of the Framework Agreement, or any changes thereto, at least two (2) months in advance of the first day of the calendar month in which it is to take effect. The boundaries of each Sub-portfolio and the settlement methodology must be defined through the signing of an Operational Agreement on the Generation Component (G) Tariff Formula, which must be executed no later than fifteen (15) days prior to the start of the month in which it will take effect.

(d)	Facilitate access to the information required by the Marketer for the execution of the Contract.
(e)	Comply with payment obligations for energy billed by the Marketer.
(f)

Comply with the Marketer’s recommendations regarding compliance with the Metering Code established in CREG Resolution 038 of 2014, within the timeframes set forth therein, as well as the technical standards issued by the National Operations Council (CNO), or any standards that modify or supplement them.

To this end, an Operational Agreement signed by the Parties shall define the procedure for reporting events in the metering system at the Ecopetrol Group’s commercial borders, as well as the Contract Communications Protocol agreed upon by the Parties.

(g)	Notify the Marketer of any abnormalities observed in the Metering Equipment.
(h)	Have multifunctional meters at each Border, with the technical characteristics established by law for the measurement of the energy

ECP-PUBLIC INFORMATION

Convenience translation to English. Original in Spanish

ADDENDUM No. 4 TO THE FRAMEWORK AGREEMENT FOR THE SALE OF ELECTRICITY
ENTERED INTO BETWEEN GENERADORA Y COMERCIALIZADORA DEL ENERGÍA DEL
CARIBE S.A. E.S.P. – GECELCA AND ECOPETROL S.A.

and power supplied. Ecopetrol will connect the meters in accordance with the communication conditions required by regulation and will ensure their proper functioning.

(i)

Strictly comply with all obligations established in this Contract and execute it in good faith, in accordance with Article 1603 of the Civil Code; consequently, the Party is bound not only to what is expressed in the Contract, but also to all matters arising precisely from the nature of the various obligations agreed upon therein, or that per the Law pertain thereto. In accordance with the foregoing, the law applies to this Agreement, and the Party hereby undertakes to comply with such laws regardless of whether or not they are expressly set forth in this Agreement.”

Clause 8. Amend Section 13.01 of Subsection A and Subsection B of Clause 13 “Guarantees” as follows:

“The Parties shall guarantee compliance with the obligations they assume under this Agreement on the following terms:

A. On the part of the Marketer:

Within ten (10) business days following the Contract Signing Date, the Marketer must provide a guarantee to ensure compliance with the obligations set forth in the Contract, in any of the following forms:

Section 13.01 A bank guarantee, a performance bond, or a joint and several guarantee from the parent company, all of which must meet the conditions required and previously approved by Ecopetrol, in accordance with the formats provided by Ecopetrol for this purpose regarding the purpose, issuer, clauses, general/specific conditions, value, terms, and coverage:

(i) If a bank guarantee is used, it must be issued by a financial institution accepted by Ecopetrol. In such a case, one or more bank guarantees may be submitted to Ecopetrol to ensure compliance with the obligations contained in the Contract. Bank guarantees issued to secure the Contract must be irrevocable, payable on first demand, and must expressly state that the issuer waives the right of set-off provided for in Article 2383 of the Civil Code. The amount and term of the bank guarantee shall correspond to those provided for in the performance bond for the execution of the Contract. It must be established in accordance with the terms set forth in Annex 7.

(ii) If a joint and several guarantee from the parent company is used to guarantee the fulfillment of the obligations contained in the Contract, it must be granted unconditionally and irrevocably by the guarantor as the principal debtor in favor of the Marketer under the terms set forth in Annex 8. The amount of the guarantee shall correspond to that provided for the coverage of the performance bond.

Its term shall be counted from the Signing Date, including the term of the Contract’s performance, as well as the term of its final settlement and any modification or extension of its performance period.

(iii) If a performance bond is used, it must be issued in favor of Ecopetrol and be provided by an insurance company legally authorized to operate in Colombia.

(iv) The amount insured by the Marketer shall be adjusted annually based on the twelve (12)-month running variation of the CPI (Consumer Price Index), published by DANE as of December 31 of the immediately preceding year.

(v) Depending on the conditions of the Wholesale Energy Market, if this indexed value of the guarantee does not cover the aforementioned supply value, the Marketer agrees to adjust the value of the guarantee, subject to agreement between the Parties.

ECP-PUBLIC INFORMATION

Convenience translation to English. Original in Spanish

ADDENDUM No. 4 TO THE FRAMEWORK AGREEMENT FOR THE SALE OF ELECTRICITY
ENTERED INTO BETWEEN GENERADORA Y COMERCIALIZADORA DEL ENERGÍA DEL
CARIBE S.A. E.S.P. – GECELCA AND ECOPETROL S.A.

B. On the part of Ecopetrol:

Within thirty (30) calendar days following the date on which the Separate Fund indicated in the third paragraph of Clause 5, Form of Payment, of this Contract is established, Ecopetrol shall provide a bank guarantee to secure the fulfillment of its payment obligations, which must be issued by a financial institution accepted by the Marketer. Ecopetrol may provide the Marketer with one or more bank guarantees. The bank guarantees issued to secure this Agreement must be irrevocable, payable on first demand, and must expressly state that the issuer waives the right of set-off provided for in Article 2383 of the Civil Code.

The bank guarantee must be established under the following terms:

(i) An insured amount of EIGHTY-FOUR BILLION COLOMBIAN PESOS (COP $84,000,000,000), which covers approximately one month of supply, to be adjusted annually based on the twelve (12)-month rolling variation of the CPI (Consumer Price Index) published by DANE as of December 31 of the immediately preceding year. If, depending on the conditions of the Wholesale Energy Market, this indexed value does not cover the aforementioned supply value, Ecopetrol agrees to adjust the value of the guarantee, subject to agreement between the Parties.

(ii) The beneficiary shall be the Autonomous Trust Fund indicated in the third paragraph of Clause 5, Form of Payment, of this Contract.

(iii) A term of one (1) year from the date on which the Autonomous Trust indicated in the third paragraph of Clause 5, Form of Payment, of this Agreement is established, which must be renewed sixty (60) calendar days prior to its expiration date by another guarantee admissible under this clause for the same period and until the termination of the Contract. The renewal of the guarantee for the final period of the Contract must include the term of the final balance. In the event that the guarantee is not renewed or the new guarantee is not established with the required advance notice, this shall be considered a certain, manifest, and unjustified breach of obligations by Ecopetrol, which may give rise to the early termination of the Contract.

(iv) The Marketer may call on the bank guarantee once a breach of any of Ecopetrol’s obligations has been declared, and it may be collected upon the Marketer’s first demand.”

Clause 9. Amend Clause 27 Annexes, as follows:

The following annexes form an integral part of this Agreement:

Annex 1: Boundaries.

Annex 2: Generation Component (G) Tariff Formula.

Annex 3: Procedure for Energy Procurement Management and Portfolio and Sub-Portfolio Hedging.

Annex 4: Marketing Fee.

Annex 5: Service Level Agreement.

Appendix 6: Contractor Performance Evaluation Form.

Clause 10. Add Clause 28, “Prior, Express, and Informed Authorization for the Processing of Data Related to the Application of the Marketer’s Performance Evaluation Procedure,” which shall read as follows:

“CLAUSE 28. Prior, Express, and Informed Authorization for the Processing of Data Related to the Application of the Marketer’s Performance Evaluation Procedure.

In compliance with Article 15 of the 1991 Constitution (right to privacy, habeas data, or protection of personal data) and the principle of the autonomy of private will, I hereby give my free, prior, and express consent for Ecopetrol to manage, process, and use the data associated

ECP-PUBLIC INFORMATION

Convenience translation to English. Original in Spanish

ADDENDUM No. 4 TO THE FRAMEWORK AGREEMENT FOR THE SALE OF ELECTRICITY
ENTERED INTO BETWEEN GENERADORA Y COMERCIALIZADORA DEL ENERGÍA DEL
CARIBE S.A. E.S.P. – GECELCA AND ECOPETROL S.A.

with the evaluation of my performance as a Marketer, in accordance with the following terms, conditions, and purposes:

1.I authorize Ecopetrol to evaluate my performance in the execution and final settlement of this Contract, in accordance with the Marketer’s Contractor Performance Procedure agreed upon in the Contract, which I declare I am fully aware of and accept in its entirety, provided that it is formally sent to the Marketer by Ecopetrol.

2.I authorize Ecopetrol to record in the Ecopetrol database and in its system both favorable and unfavorable information regarding my conduct as a contractor, which will be reflected in the performance evaluations, so that Ecopetrol may take it into account when preparing and finalizing its shortlists of contractors to be hired.

3.I hereby declare that I am familiar with and accept the mechanisms (improvement plans) set forth in the Contractor Performance Procedure agreed upon in the Contract, in order to recover and achieve a better performance rating in my role as an Ecopetrol Marketer.

Clause 11. Add Clause 29, “Cybersecurity and Information Security,” which shall read as follows:

“CLAUSE 29 Cybersecurity and Information Security

Incident Response and Management. In the event of loss, unauthorized access, or unauthorized disclosure of Classified or Confidential Information, Personal Information, or other Ecopetrol data, the Marketer must immediately notify Ecopetrol of the information security and cybersecurity incidents by emailing the contract management professional at: ciberseguridadproveedores@ecopetrol.com.co.

Human Resources Security. To ensure compliance with Ecopetrol’s human resources security requirements, the Marketer must ensure that all its employees comply with the confidentiality agreements established with Ecopetrol in connection with the provision of services, in order to protect Ecopetrol’s information to which the Marketer has access.

Clause 12. Amend “ANNEX 2 – RATE FORMULA FOR THE GENERATION COMPONENT (G)” as follows:

“ANNEX 2 - TARIFF FORMULA FOR THE GENERATION COMPONENT (G)”

The tariff formula constitutes the mechanism by which the Supplier will pass on the generation costs incurred in connection with the supply of electricity to the Ecopetrol Group, for each of the Ecopetrol Group’s Boundaries.

Ecopetrol will determine the Tariff Formula for the Generation Component (G) and will notify the Retailer of any changes to it at least two (2) months prior to the first day of the calendar month in which the changes are to take effect.

The Tariff Formula for the Generation Component (G) must comply with the following guidelines at all times:

1.The formula must clearly identify:

a.	The set of Frontiers that make up each of the Sub-portfolios defined by Ecopetrol.

ECP-PUBLIC INFORMATION

Convenience translation to English. Original in Spanish

ADDENDUM No. 4 TO THE FRAMEWORK AGREEMENT FOR THE SALE OF ELECTRICITY
ENTERED INTO BETWEEN GENERADORA Y COMERCIALIZADORA DEL ENERGÍA DEL
CARIBE S.A. E.S.P. – GECELCA AND ECOPETROL S.A.

b.	The value of the Generation Component (G) in COP/kWh to be applied each calendar month to each of the sub-portfolios and, therefore, to each of the frontiers comprising them.
c.

The costs incurred by the Marketer in the market for representing the demand of the Ecopetrol Group’s frontiers. These costs include purchases and sales under contracts, as well as purchases and sales on the exchange.

2.On a monthly basis, the total value of the Applied Generation Charge (CGAt) must be equal to the Total Generation Cost (CTGt).

3.The Applied Generation Charge (CGAt) is determined as follows:

Where:

CGAt:	Applied Generation Charge for month t, expressed in COP for month t.
Gn,t:	G component applied to settle energy consumption at Border n in month t, expressed in $COP/kWh for month t.
Dn,t:	Monthly energy demand recorded at border n during month t, expressed in kWh.
NT:	Total number of Ecopetrol Group borders in month t.
4.	The Total Generation Cost for the month under evaluation (CTGM) shall be determined as follows:

Where:

CTGM:	Total Generation Cost for the month under evaluation M, expressed in $COP.
CTCCdh:

Total cost of purchases under Supply Contracts, entered into between the Marketer and other MEM agents for the supply of energy to the various Ecopetrol borders, for the period from to hour h of day d in month m under evaluation, expressed in $COP.

CTTBdh:	Total cost of Energy Exchange Transactions carried out by the Marketer for the supply of energy to Ecopetrol’s various borders, from at hour h on day d in month m under evaluation, expressed in $COP.
CTVCdh:

Total cost of sales under Supply Contracts entered into between the Marketer and other MEM agents, as well as sales under contracts between the Sub-Portfolios defined by Ecopetrol, from at hour h on day d in month m under evaluation, expressed in $COP. Which corresponds to the product of the weighted sales price of bilateral contracts or other mechanisms other than the Exchange, expressed in $/kWh, at hour h on day d in month m; and the portion of the bilateral contract(s) or other mechanisms other than the Exchange, allocated in (kWh) in accordance with the instructions provided by Ecopetrol, at hour h on day d in month m.

dfm:	Last day of month m under evaluation

ECP-PUBLIC INFORMATION

Convenience translation to English. Original in Spanish

ADDENDUM No. 4 TO THE FRAMEWORK AGREEMENT FOR THE SALE OF ELECTRICITY
ENTERED INTO BETWEEN GENERADORA Y COMERCIALIZADORA DEL ENERGÍA DEL
CARIBE S.A. E.S.P. – GECELCA AND ECOPETROL S.A.

5.The Total Cost of Exchange Transactions (CTTBM) during the month m under evaluation shall be determined as follows:

Where:

DMNRdh:	Unregulated commercial demand settled by ASIC in (kWh) at the commercial borders of at hour h on day d in month m under evaluation. Losses will be prorated according to the consumption of each border.
CTTBM:	Total cost of purchase transactions on the Energy Exchange, carried out by the Supplier for the supply of energy to the various Ecopetrol borders, for the month m under evaluation, expressed in $COP.
QTCCdh:

Total amount of energy purchased under Supply Contracts, entered into between the Marketer and other MEM agents for the supply of energy to the various Ecopetrol facilities, at hour h on day d in month m under evaluation, expressed in kWh.

QTVCdh:

Total energy sales volume under Supply Contracts entered into between the Supplier and other MEM agents, as well as sales under contracts between the sub-portfolios defined by Ecopetrol, from at hour h on day d in month m under review, expressed in kWh.

PBNAdh:	Hourly exchange price published by the SIC, for the time h on day d in month m under evaluation, expressed in $/kWh
dfm:	Last day of month m under evaluation

Clause 13. Amend “ANNEX 3 - PROCEDURE FOR THE MANAGEMENT OF ENERGY PURCHASES AND HEDGING OF THE PORTFOLIO AND SUB-PORTFOLIOS” as follows:

“ANNEX 3 PROCEDURE FOR THE MANAGEMENT OF ENERGY PURCHASES AND HEDGING OF THE PORTFOLIO AND SUB-PORTFOLIOS

1.	The Parties shall meet periodically, at least monthly, to analyze energy availability and market conditions. The following activities shall be carried out at this meeting:
a)

Ecopetrol will present the Ecopetrol Group’s medium- and long-term energy demand projections, and will present its expectations regarding the products to be contracted to meet said demand through Supply and Energy Supply Contracts (  ), energy purchases on the Exchange, demand response mechanisms, or any mechanism for participation in the MEM authorized by law.

b)	The Marketer must submit:
i.	Monitoring and analysis of the Colombian energy market,
ii.	A monitoring of energy supply and demand trends in Colombia,
iii.	The status of compliance with the Expansion Plan,
iv.	The availability of the Marketer’s own energy portfolio that can meet the Ecopetrol Group’s demand expectations with products to be contracted that have been previously requested by Ecopetrol.
v.

A list of offers, proposals, or expressions of interest submitted by MEM agents, which have been reported to the Marketer and are intended to supply energy to meet the Ecopetrol Group’s non-regulated demand,

ECP-PUBLIC INFORMATION

Convenience translation to English. Original in Spanish

ADDENDUM No. 4 TO THE FRAMEWORK AGREEMENT FOR THE SALE OF ELECTRICITY
ENTERED INTO BETWEEN GENERADORA Y COMERCIALIZADORA DEL ENERGÍA DEL
CARIBE S.A. E.S.P. – GECELCA AND ECOPETROL S.A.

vi.	Short- and long-term price projections in bilateral contracts and on the Energy Exchange,
vii.	Regulatory developments that impact market behavior,
viii.	The evolution and expectations regarding the behavior of the various tariff components (restrictions, contributions, STN, STR, SDL, among others)
ix.	The evolution and expectations regarding the behavior of the CPI and PPI,
x.	Contractual monitoring that references the current level of coverage of the Ecopetrol Group’s demand (quantity in bilateral contracts vs. quantity exposed to exchange-traded components), and
xi.	Any other aspects deemed necessary for an adequate understanding of market conditions.
2.	During the term of the Contract, the Supplier, either directly or at Ecopetrol’s request, shall report:
a)

The availability of its own energy to meet the Ecopetrol Group’s energy demand. When the request is made by Ecopetrol, the Marketer shall have up to five (5) business days to confirm the availability of the energy, and the Marketer shall define a validity period for such availability in its commercial proposal for Ecopetrol’s acceptance, or

b)

The energy supply offered by MEM agents, through direct or indirect proposals or energy sales processes organized by third parties or of any other type, aimed at meeting the Ecopetrol Group’s non-regulated demand, ensuring the transparency and adequate publicity of the process, a level playing field for the various bidders, and the proper handling of information. If the proposals submitted by the Marketer fully or partially meet Ecopetrol’s expectations and needs, they will be implemented through the acceptance of binding offers, the negotiation of bilateral contracts, or the applicable mechanism.

3.

With respect to proposals submitted by the Marketer that do not fully or partially meet Ecopetrol’s expectations and needs, Ecopetrol may submit alternative proposals from other suppliers to complement the characteristics of the previously defined requirement or follow the procedure described in paragraph 4 to ensure the fulfillment of its unregulated energy demand.

4.

By mutual agreement between the Marketer and Ecopetrol, an open and competitive process (hereinafter, the “Call for Proposals”) will be conducted to meet the Ecopetrol Group’s unregulated demand, through an independent third party previously approved by Ecopetrol. The Call for Proposals will proceed under the following procedure:

a)

The independent third party must guarantee the anonymity and confidentiality of the bids submitted, the transparency of the process, equal conditions for the different bidders through the mechanisms they apply, and the proper handling of information. In light of the foregoing, the Marketer shall not at any time be privy to the bids submitted, except for the selected and awarded bid.

b)	The specific terms of the Call for Bids will be jointly structured by Ecopetrol and the Marketer, addressing the identified needs and risks.
c)	Notwithstanding the foregoing, the Marketer may not participate in the Call for Bids.
d)	Each Call for Bids will be preceded by a risk analysis covering hedging, counterparty, and other applicable risks.
e)

The costs arising from the Call for Bids shall be borne by Ecopetrol. These costs shall be settled and collected by the Marketer in the month following the Call for Bids, in accordance with the terms of the Framework Agreement.

f)	The independent third party shall conduct the Tender, evaluate the bids, and present the results in accordance with the terms provided by Ecopetrol and the Marketer.
g)

As a result of the foregoing, the independent third party shall inform the Marketer and Ecopetrol of the successful bidder for the Call for Bids or shall declare the Call for Bids void in the event that the proposed terms are not met.

h)	Once the successful bidder is selected, the Marketer shall be obligated to contract for the awarded energy (using the applicable mechanisms).

ECP-PUBLIC INFORMATION

Convenience translation to English. Original in Spanish

ADDENDUM No. 4 TO THE FRAMEWORK AGREEMENT FOR THE SALE OF ELECTRICITY
ENTERED INTO BETWEEN GENERADORA Y COMERCIALIZADORA DEL ENERGÍA DEL
CARIBE S.A. E.S.P. – GECELCA AND ECOPETROL S.A.

i)	Once the successful bidder is selected, the Marketer shall proceed to sign the contract and file the necessary registrations with the MEM in accordance with current regulations.
5.	The Marketer, subject to Ecopetrol’s prior authorization, may participate in energy sales processes organized by third parties, which may be used to meet the Ecopetrol Group’s demand.

Paragraph 1: Ecopetrol may agree with the Marketer on the mechanism through which the financial costs of guarantees required by third parties for the supply of energy to meet the non‑regulated demand of the Ecopetrol Group shall be recognized in favor of the latter, provided that the Parties verify that such costs are not covered by the Marketing Fee set forth in Clause 4 of the Master Agreement.

Paragraph two: For the procurement of energy backed by generation projects that are not in operation as of the execution date of the relevant Supply Contract, a Technical Diagnostic shall be conducted for the purpose of identifying potential risks related to compliance with the technical, legal, economic, financial, and commercial requirements necessary for the project to commence operations under the conditions proposed by the energy Seller. Upon prior request by Ecopetrol, the Marketer may engage a duly qualified external consultant to carry out the Technical Diagnostic. The costs of such consultancy shall be borne exclusively by Ecopetrol, which shall also be responsible for approving the results of the Diagnostic and authorizing the completion of this stage. Notwithstanding the foregoing, Ecopetrol shall retain full authority to conduct the Technical Diagnostic using its own specialized personnel resources.

In the event that Ecopetrol conducts the Technical Diagnostic of a generation project, either directly or through a third party, the technical documents resulting from such Diagnostic shall be delivered and duly presented to the Marketer prior to the execution of the Energy Purchase Contract, together with Ecopetrol’s formal confirmation of the completion of said Technical Diagnostic.

Ecopetrol shall hold the Marketer harmless from and against any claim arising under the relevant Supply Contracts backed by the generation project, with respect to matters related to the results of the Technical Diagnostic.

Paragraph Third: Ecopetrol or the Marketer may make public information regarding the expected products to be contracted for the purpose of meeting the non-regulated demand of the Ecopetrol Group through Supply Contracts, in order for the Marketer to receive offers from Wholesale Energy Market (MEM) agents. When Ecopetrol, based on transparent and objective criteria, considers that the offers received are aligned with the target Portfolio as a non-regulated user, it shall transfer the relevant information to the Marketer so that the latter may request binding offers from the respective agents and, subject to Ecopetrol’s prior approval, execute the corresponding Supply Contracts.

Clause 14. Amend “ANNEX 4 – Marketing Fee” to read as follows:

“APPENDIX 4 – MARKETING FEE

Notes:

●	The C in pesos as of February 2022.

ECP-PUBLIC INFORMATION

Convenience translation to English. Original in Spanish

ADDENDUM No. 4 TO THE FRAMEWORK AGREEMENT FOR THE SALE OF ELECTRICITY
ENTERED INTO BETWEEN GENERADORA Y COMERCIALIZADORA DEL ENERGÍA DEL
CARIBE S.A. E.S.P. – GECELCA AND ECOPETROL S.A.

●	The determination of the applicable demand range level is obtained by dividing the GE’s unregulated demand by the number of borders served during the period.
●	If the GE’s unregulated monthly demand is less than or equal to 110 GWh/month, the revenue accruing to the supplier shall be equal to the product of the applicable trading margin for the (1.5–2) range multiplied by 110 GWh.
●	If the GE’s monthly unregulated demand is greater than or equal to 310 GWh/month, the revenue accruing to the marketer shall be equal to the product of the applicable marketing margin for the (4–4.5) range multiplied by 310 GWh.”

Clause 15. Add Annex 5, “Service Level Agreement,” in the following terms:

“ANNEX 5 – SERVICE LEVEL AGREEMENT

This Service Level Agreement (hereinafter “SLA”) is entered into between the Retailer and Ecopetrol - SLA) is hereby established between the Marketer and Ecopetrol to regulate activities related to the Marketing service, such as contracting for energy supply, services related to the settlement and billing of electricity, and management of the Ecopetrol Group’s commercial boundaries, as defined in the Framework Agreement, in order to ensure the quality and availability of such services, as well as the interaction between the Parties. Both parties recognize the importance of establishing a clear and mutually beneficial framework for the provision of such Services.

SCOPE OF THE AGREEMENT

This Agreement establishes the service levels agreed upon between the Marketer and Ecopetrol, defining the commitments, rights, and responsibilities of both parties with respect to the services provided under the Framework Agreement. For each of the contracted services, the Parties agree to update, in an operational record when necessary, the communications protocol to include any modifications or new service levels that will apply to each of the processes managed by the Marketer, taking into account the nature of the required services and the processing times of the third parties involved in the processes.

DEFINITIONS

a)

“Service: Refers to the services related to the procurement of energy supply and services related to the settlement and billing of electricity, as well as the management of the Ecopetrol Group’s commercial boundaries by the Supplier to the Customer, in accordance with the terms and conditions agreed upon in this Agreement.

b)

Communications Protocol: This refers to the protocol contained in Operational Act No. 8 or any document that amends it from time to time, in accordance with the requirements arising from the management of commercial borders and as agreed upon by the Parties.

c)	Urgent (Level 1): Highest priority service level, intended for situations requiring an immediate response and resolution for the management of commercial borders.
d)

High (Level 2): A service level for critical requests that must be addressed within a short timeframe or as quickly as possible, depending on the nature of the requested service and the processing times of the third parties involved in the process.

e)	Medium (Level 3): Service level for requests that are neither urgent nor critical, but that require attention and resolution within a reasonable

ECP-PUBLIC INFORMATION

Convenience translation to English. Original in Spanish

ADDENDUM No. 4 TO THE FRAMEWORK AGREEMENT FOR THE SALE OF ELECTRICITY
ENTERED INTO BETWEEN GENERADORA Y COMERCIALIZADORA DEL ENERGÍA DEL
CARIBE S.A. E.S.P. – GECELCA AND ECOPETROL S.A.

timeframe, depending on the nature of the requested service and the response times of the third parties involved in the process.

f)	Low (Level 4): Service level for non-urgent, low-priority requests that can be addressed over a longer period of time or scheduled by mutual agreement between the parties.

SERVICE LEVELS AND COMMITMENTS

a) Urgent (Level 1):

Response time: The Supplier commits to providing an initial response to urgent requests within a maximum of 6 hours.

Resolution time: The Supplier agrees to handle the matter in accordance with the procedures described in the “Communications Protocol” within a maximum of 12 hours, provided that the matter falls within the scope of the Supplier’s responsibilities under the Contract.

Service Availability: The Supplier guarantees that the contracted services will be available to the Customer 24 hours a day, 7 days a week.

The Supplier guarantees that the services of the Metering Management Center will be maintained within 48 hours for consumption boundaries and 8 hours for generation boundaries, in compliance with regulatory deadlines for meter reading reporting.

If necessary, the Marketer will notify Ecopetrol Cliente of any atypical measurements, as defined in the document titled “Communications Protocol,” recorded at the Ecopetrol Group’s commercial boundaries.

b) High (Level 2):

Response time: The Supplier agrees to provide an initial response to high-priority requests within a maximum of 2 business days.

Resolution time: The Supplier agrees to resolve high-priority requests within a maximum of 2 to 3 business days.

Scope of service:

●	The Marketer shall notify Ecopetrol of scheduled events received from the Network Operator or National Transporter.
●	The Marketer shall notify Ecopetrol of the energy offers received to meet the Ecopetrol Group’s demand.
●	The Marketer shall notify and coordinate scheduled maintenance of the Ecopetrol Group’s commercial borders with Network Operators or National Transporters, following the procedure described in the “Communications Protocol” document.
●	The Marketer shall notify Ecopetrol of any required visits, including five-year inspections requested by ASIC, joint visits requested by the OR, and standardization visits, in order to comply with the measurement code within the established regulatory deadlines.

c) Medium (Level 3):

Response time: The Marketer agrees to provide an initial response to medium-priority requests within a maximum of 3 business days.

Resolution time: The Supplier agrees to resolve medium-priority requests within a maximum of 3 to 5 business days, provided that the resolution does

ECP-PUBLIC INFORMATION

Convenience translation to English. Original in Spanish

ADDENDUM No. 4 TO THE FRAMEWORK AGREEMENT FOR THE SALE OF ELECTRICITY
ENTERED INTO BETWEEN GENERADORA Y COMERCIALIZADORA DEL ENERGÍA DEL
CARIBE S.A. E.S.P. – GECELCA AND ECOPETROL S.A.

not depend on timelines associated with third parties other than the Supplier’s strategic partners.

Scope of service:

●	In the event of a failure in one or more components of the metering system, the supplier will provide quotes for technical services to repair the system.
●	The supplier guarantees settlement and billing services for the Ecopetrol group’s border points on the dates specified in the contract.

d) Disconnection (Level 4):

Response time: The Retailer agrees to provide an initial response to low-priority requests within a maximum of 4 business days.

Resolution time: The Supplier agrees to resolve low-priority requests within a maximum of 7 to 10 business days.

Scope of service: The Supplier guarantees that services related to PQRs will be outsourced to third parties

For each of the Services provided by Ecopetrol to the Marketer, the Parties agree to define, within two (2) months of the signing of this SLA, the service level targets and commitments regarding response times and availability, in accordance with the process or procedure for each contracted service. However, the Parties may agree to a different timeframe than that established in this SLA for a specific request, and such agreement must be documented.

REQUEST AND REPORTING PROCEDURES

a)

Ecopetrol must submit service requests to the Marketer through the communication channels and protocols agreed upon by the Parties, including complete details regarding the type of request, assigned priority, and any other relevant information.

b)	The Marketer must provide Ecopetrol with a unique reference or identification number for each request received, which will be used to properly track the request and for subsequent communication.
c)	Ecopetrol will inform the Marketer of any problem or interruption in the provision and quality of the Service through the communication channels agreed upon by the Parties.
d)

Ecopetrol is committed to complying with the Marketer’s requests for authorizations or information, in accordance with the deadlines set forth in the Framework Agreement entered into by the Parties. If Ecopetrol fails to respond to the Marketer’s request within these deadlines, the Marketer may proceed to the next priority levels outlined in this SLA.

RESPONSIBILITIES

Ecopetrol’s Responsibilities

a)	Attend virtual or in-person meetings to review the SLA established by both Parties.
b)	Provide the necessary inputs for the timely delivery of the Service, supplying detailed, complete, and valid information through the communication channels established between the Parties.
c)	Schedule meetings to clarify in detail the scope of service requests and agree on the respective timelines and actions.
d)	Approve changes made in response to incidents and requests before they are forwarded to the Supplier for processing, as these changes require authorization from Ecopetrol.

ECP-PUBLIC INFORMATION

Convenience translation to English. Original in Spanish

ADDENDUM No. 4 TO THE FRAMEWORK AGREEMENT FOR THE SALE OF ELECTRICITY
ENTERED INTO BETWEEN GENERADORA Y COMERCIALIZADORA DEL ENERGÍA DEL
CARIBE S.A. E.S.P. – GECELCA AND ECOPETROL S.A.

e)

Provide a timely response to notifications or authorizations under your responsibility that are in the “Pending Approval” status and are required by the Marketer for the provision of the contracted services.

f)	Implement security measures to prevent unauthorized personnel from accessing sensitive information.
g)	Conducting dynamic surveys or follow-up checks on the services provided by the Marketer, along with the service report when required.

Responsibilities of the Merchant

a)	Attend virtual or in-person meetings to review the SLA established by both Parties.
b)

Handle requests from officials designated by Ecopetrol to address issues that arise in the provision of contracted services and respond in accordance with the service levels and commitments (response times and availability) defined in this SLA.

c)	Notify Ecopetrol when evidence of tampering with or unauthorized manipulation of equipment or information is found.
d)

Ensure that Ecopetrol’s information stored on the IT systems at its disposal complies with the IT security and cybersecurity policies agreed upon by the Parties that apply to the performance of the services under the Framework Agreement.

e)

Keep the documentation for the contracted services and the equipment inventory for the border facilities under your responsibility up to date, including: user manuals, technical manuals, installation or asset manuals, equipment calibration or compliance certificates, and any other service-related documents, throughout the term of the contract and as required.

f)	Ensure compliance with the SLA by conducting the necessary measurements against the service targets defined by the Parties.
g)	Submit reports within the timeframes established and agreed upon by the Parties, as required.
h)	Ensure compliance with the contractual obligations agreed upon for the services provided to Ecopetrol, as defined in the Framework Agreement signed between the Parties.

REGISTRATION OF COMPLAINTS AND CLAIMS

If Ecopetrol’s monitoring of the Service reveals a failure to comply with the SLA, Ecopetrol shall have the right to file a complaint or report dissatisfaction with the Service, which may be communicated through the Contract Administrator. Upon identifying non-compliance with the Service, the Marketer shall implement the corrective action procedure to ensure that the service meets the required expectations and goals. The action plan to be implemented shall be submitted to Ecopetrol for validation and comments.

AGREED EXCEPTIONS

The following items are outside the scope of this SLA (items not specifically covered in the SLA).

In the event that the Marketer determines and demonstrates that the error or incident was caused by reasons attributable to Ecopetrol, the case and the responsibilities of each Party will be documented for traceability purposes, so as not to affect the quality indicators of the services provided.

The processing of requests and requirements does not apply to the development of new Ecopetrol requirements not defined in the Framework Agreement regarding services other than those defined therein.

Response times do not include cases referred through Ecopetrol’s internal procedures for the delivery of supplies, approvals, implementation of changes, or the commissioning of new Ecopetrol products. When this occurs, the case will be set to “On Hold” status, in accordance with the agreement between the Parties and the provisions of the Framework Agreement. This status causes

ECP-PUBLIC INFORMATION

Convenience translation to English. Original in Spanish

ADDENDUM No. 4 TO THE FRAMEWORK AGREEMENT FOR THE SALE OF ELECTRICITY
ENTERED INTO BETWEEN GENERADORA Y COMERCIALIZADORA DEL ENERGÍA DEL
CARIBE S.A. E.S.P. – GECELCA AND ECOPETROL S.A.

the SLA times to be paused or extended until confirmation of “Resolved” or “Closed” is received.

This Service does not include support for services or assets other than those defined in the Framework Agreement entered into between the Parties by the Supplier.

REVIEW AND CONTINUOUS IMPROVEMENT

The Parties agree to review this SLA on a regular basis to assess its effectiveness and to make improvements and/or modifications through operational minutes as necessary. It is agreed that formal reviews will be conducted at least once a year or whenever circumstances require or warrant it. For each new process or service under the Framework Agreement, the Parties shall jointly develop any necessary adjustments to the SLA.

Clause 16. Add Annex 6, “Contractor Performance Evaluation Form,” which shall read as follows:

“ANNEX 6. CONTRACTOR PERFORMANCE EVALUATION FORM

The “Model Contractor Performance Evaluation Form GAB-F-245” is hereby incorporated, which the Supplier agrees to comply with.

ECP-PUBLIC INFORMATION

Convenience translation to English. Original in Spanish

ADDENDUM No. 4 TO THE FRAMEWORK AGREEMENT FOR THE SALE OF ELECTRICITY
ENTERED INTO BETWEEN GENERADORA Y COMERCIALIZADORA DEL ENERGÍA DEL
CARIBE S.A. E.S.P. – GECELCA AND ECOPETROL S.A.

ECOPETROL	Formato Modelo de Evaluación de Desempeño de Contratistas (Contingencias)		
	Gestión de Abastecimiento Gerencia de Abastecimiento		
	GAB-F-245	Elaborado 17/01/2024	Versión 5

1. DATOS GENERALES

Contratista : GENERADORA Y COMERCIALIZADORA DE ENERGIA DEL CARIBE S.A. E.S.P. - GECELCA   NIT / C.C. NIT 900.082.143-0

No. de Contrato / Orden: VSE-GEN-001-2022

Objeto:

El objeto del presente Contrato es regular las condiciones del Servicio de Comercialización para la atención de la demanda no regulada del Grupo Ecopetrol entre el Comercializador y Ecopetrol, la cual incluye:
(a) La compra de la energía eléctrica adquirida en el MEM por parte del Comercializador a favor de Ecopetrol para las Fronteras incluidas en el Anexo 1 del presente Contrato, bajo la modalidad pague lo demandado sin tope, de acuerdo con la fórmula tarifaria establecida en el Anexo 2.
(b) La prestación del servicio de comercialización se proporcionará a través de las reglas que debe acatar el Comercializador para la celebración de Contratos de Suministro y la adquisición de energía en Bolsa para satisfacer la demanda de las Fronteras del Grupo Ecopetrol, conforme a lo señalado en el Anexo 3.
(c) En el evento en que aplique, la prestación del servicio de comercialización se proporcionará a través de las reglas que debe acatar el Comercializador para la representación de Ecopetrol ante el MEM, para la venta de excedentes resultantes de las actividades de Autogeneración y Cogeneración.
(d) Las demás actividades previstas en el presente Contrato.

Código y Clase (UNSPSC) Bien/Servicio a la que pertenece el contrato:

Fecha Inicio: 1/09/2022 (DD/MM/AA)   Fecha Finalización: 31/12/2036 (DD/MM/AA)   Periodo a valorar: Del: Al:

2. CONDICIONES GENERALES

- Los criterios seleccionados deben corresponder a lo definido en el Procedimiento de Desempeño de Contratista (GAB-P-013) vigente.
- Los criterios e indicadores para evaluar el desempeño del Contratista se encuentran estandarizados y se calificarán en las herramientas que definidas por Ecopetrol.

3. CRITERIOS A EVALUAR

	PESO	VR LÍMITE	PUNTUACIÓN
CUMPLIMIENTO ADMINISTRATIVO			
1 Cumplimiento de obligaciones contractuales	40	38	40%
2 Cumplimiento de obligaciones laborales	30	28	30%
3 Cumplimiento de obligaciones HSE	30	28	30%
Calificación Total del Criterio	100	94	100%
CUMPLIMIENTO ASPECTOS COMERCIALES (Gerencia Gestión Energetica)			
1. Eficacia en la presentación de ofertas de compra de energía acordes con las necesidades y estándares solicitados por Ecopetrol =Energía Contratada (energía Contratada será la sumatoria de la energía propia de Gecelca + la energía obtenida con el tercero)/Energía Solicitada	50	45	50%
2. Balance entre los pagos y lo facturados en los cargos regulados de la facturación	50	45	50%
Calificación Total del Criterio	100	90	100%
CUMPLIMIENTO OPERACIONES COMERCIALES (Aspectos técnicos y de Operación)			
1. Asegurar la medición en las fronteras SIC del alcance del contrato	20	20	20%
2. Notificar anormalidad en los equipos de medida que incurra en incumplimiento regulatorio	20	20	10%
3. Comunicar oportunamente los eventos programados y anormalidades por parte del OR y SIN.	30	30	30%
4. Gestionar el cumplimiento de las condiciones establecidas en la regulación.	10	10	10%
5. Actualización en XM de la información de los equipos de medida	20	10	30%
Calificación Total del Criterio	100	90	100%
Calificación Total	100	91	100%

C. OBSERVACIONES

Dependencia que certifica: Vicepresidencia de Soluciones de Bajas Emisiones   Lugar y Fecha,

EVALUADOR CUMPLIMIENTO ADMINISTRATIVO
Firma:
Nombre:
Registro o Cédula:

EVALUADOR (ES) ASPECTOS COMERCIALES
Firma:
Nombre:
Registro o Cédula:

EVALUADOR ASPECTOS OPERATIVOS
Firma:
Nombre:
Registro o Cédula:

Todos los derechos reservados para Ecopetrol S.A. Ninguna reproducción externa copia o transmisión digital de esta publicación puede ser hecha sin permiso escrito. Ningún párrafo de esta publicación puede ser reproducido, copiado o transmitido digitalmente sin un consentimiento escrito o de acuerdo con las leyes que regulan los derechos de autor y con base en la regulación vigente.

Clause 17. It is hereby expressly stated that this Addendum No. 4 to the Contract does not constitute a novation of the Contract, which remains in full force and effect in all terms and conditions not expressly modified in this document.

In witness whereof, this Addendum is signed by the parties hereto on the eight (8th) day of November two thousand twenty-four (2024).

At GECELCA S.A. E.S.P.

Name: Andrés Rafael Yabrudy Lozano

ID No. 8,731,160

Position: President

Reviewed (GECELCA S.A. E.S.P.)

ECP-PUBLIC INFORMATION

Convenience translation to English. Original in Spanish

ADDENDUM No. 4 TO THE FRAMEWORK AGREEMENT FOR THE SALE OF ELECTRICITY
ENTERED INTO BETWEEN GENERADORA Y COMERCIALIZADORA DEL ENERGÍA DEL
CARIBE S.A. E.S.P. – GECELCA AND ECOPETROL S.A.

Ángel Hernández Montes

Vice President of Marketing

Reviewed by (GECELCA S.A. E.S.P.)

Domingo Laino Garcia.

Energy Manager

Reviewed legal aspects (GECELCA S.A. E.S.P.)

Moisés Gutiérrez S.

Legal Manager

Reviewed (GECELCA S.A. E.S.P.)

Karen Henríquez Leal

Vice President of Finance

Reviewed (GECELCA S.A. E.S.P.)

Ángela Padilla Álvarez

Head of Marketing

Reviewed (GECELCA S.A. E.S.P.)

Lauren Molina Mass.

Head of Commercial Accounts

At ECOPETROL S.A.

Name: David Alfredo Riaño Alarcón

ID No. 11.188.688 from Bogotá

Position: Energies for the Transition Vicepresident

Legal Review ECOPETROL

Andrés Fernández Vargas

ECOPETROL Commercial Review

Juan Pablo González González

Leader - Energy Business Development (e)

ECP-PUBLIC INFORMATION